U.S. ENERGY CORP.

BYLAWS
AS ADOPTED ON APRIL 22, 1992
AND AMENDED (AND READOPTED IN THEIR ENTIRETY ON OCTOBER 14, 2005)
EXCEPT THAT THE INCREASE IN THE NUMBER OF DIRECTORS TO SEVEN
IS EFFECTIVE AS OF DECEMBER 13, 1996;
FURTHER AMENDED (AND READOPTED IN THEIR ENTIRETY AS OF
JUNE 22, 2007) TO CONFORM SECTION 5 OF ARTICLE II TO WYOMING LAW;
FURTHER AMENDED (AND READOPTED IN THEIR ENTIRETY) AS OF NOVEMBER 6, 2007 TO ALLOW FOR BOOK-ENTRY OWNERSHIP OF SHARES; FURTHER AMENDED (AND READOPTED IN THEIR ENTIRETY) AS OF MARCH 7, 2008 TO AMEND PROCEDURES FOR SHAREHOLDER REQUESTS FOR CONSIDERATION OF PERSONS TO BE NOMINATED AS DIRECTORS; FURTHER AMENDED (AND READOPTED IN THEIR ENTIRETY) AS OF MARCH 17, 2009 TO ADD AN ADVANCE NOTICE PROVISION FOR MATTERS TO BE CONSIDERED AT MEETINGS OF SHAREHOLDERS; AND FURTHER AMENDED (AND READOPTED IN THEIR ENTIRETY) AS OF APRIL 17, 2009 TO LIMIT THE TERM OF INDEPENDENT DIRECTORS

ARTICLE III

Section 2.  Number, Tenure and Qualifications.  The number of directors of the Corporation shall be seven.  Subject to the provision in the Articles of Incorporation for a staggered Board, each director shall hold office until the next annual meeting of shareholders and until a successor director has been elected and qualified, or until the death, resignation or removal of such director.  The term of each independent director (as defined in the rules and regulations of the Financial Industry Regulatory Authority and the Securities and Exchange Commission) shall be two terms, unless the Chairman of the Board of Directors specifically recommends and the full Board approves one additional term for such independent director.  Directors need not be residents of the state of incorporation or shareholders of the Corporation.